UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 13, 2022

Arcellx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41259	47-2855917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 West Watkins Mill Road, Suite A

Gaithersburg, MD 20878

(Address of principal executive offices, including zip code)

(240) 327-0603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	ACLX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Lewis T. Williams from Board of Directors

On May 13, 2022, Lewis T. Williams notified us that he intended to resign from the board of directors (the “Board”) of Arcellx, Inc. (the “Company”) and from the Board committees on which he serves. The effective date of his resignation is May 16, 2022. There were no disagreements between us and Dr. Williams on any matter relating to our operations, policies or practices.

Change in Board Size

On May 15, 2022, the Board decreased the number of its authorized directors from nine to seven.

Appointment of Olivia Ware to Board of Directors

On May 15, 2022 the Board appointed Olivia Ware to fill the vacancy on the Board, effective May 16, 2022, as a Class II director for a term that will expire at the annual meeting of stockholders to be held in 2024, subject to her earlier resignation, death or removal. Ms. Ware was also appointed at that time to serve on the Corporate Governance and Nominating Committee of the Board.

Ms. Ware has more than 20 years of experience in pharmaceutical drug development, commercialization andhealthcare management. From November 2019 to March 2021, Ms. Ware served as the Senior Vice President, BTK Franchise Head at Principia Biopharma Inc., which was acquired by Sanofi S.A. in 2020, where she was responsible for developing overall portfolio strategy for the company’s three BTKi molecules. From 2018 to 2019, Ms. Wareserved as Senior Vice President, U.S. Market and Franchise Development at Proteus Digital Health, Inc. From 2011 to 2018, Ms. Ware worked in a number of public and private biopharma firms as a private consultant. From 2016 to 2017, Ms. Ware was the Chief Commercial Officer at CytRx, Inc. From 1997 to 2010, Ms. Ware worked atGenentech, Inc. in a variety of roles of increasing responsibility in commercial, team leadership and productdevelopment. During her time at Genentech, Ms. Ware played a key role in the launch of several commercial drug products, including Rituxan®, Herceptin®, Avastin® and Lucentis®, and as Head of Oncology Team Leadership was responsible for molecule, disease and platform strategic plans and oncology portfolio management. Ms. Ware has served as a member of the board of Ambrx Biopharma Inc. (Nasdaq: ADR) since April 2021 and RevanceTherapeutics, Inc. (Nasdaq: RVNC) since March 2021. Ms. Ware holds an A.B. in Psychology from DavidsonCollege and an M.B.A. in Finance and Marketing from the University of North Carolina at Chapel Hill.

As a non-employee director, Ms. Ware will be entitled to receive nondiscretionary, automatic grants of stock options and standard annual cash retainers for membership on the Board and the respective committees under the Company’s Outside Director Compensation Policy, as follows: an annual cash retainer of $40,000 for service on the Board; an annual cash retainer of $4,000 for service on the Nominating Committee; an initial award of stock options covering a number of shares of the Company’s common stock (“Options”) having a grant date fair value of $600,000 at the time of grant, which units will vest on an annual basis ratably over three years; and an annual award of Options having a grant date fair value of $300,000 at the time of grant, which award shall vest in full on the earlier of the one-year anniversary of the grant date or the date of the annual meeting next following the grant date.

The Company also entered into a indemnification agreement with Ms. Ware in the same form as its standard form of indemnification agreement with its other directors.

There are no family relationships between Ms. Ware, on the one hand, and any director or executive officer of the Company, on the other hand, and Ms. Ware was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Ms. Ware has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On May 16, 2022, the Company issued a press release announcing the appointment of Ms. Ware as director. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCELLX, INC.

By:	/s/ Rami Elghandour
Rami Elghandour
Chief Executive Officer

Date: May 16, 2022